Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

SEMTECH CORPORATION

Semtech Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”, or this “Corporation”), hereby certifies as follows:

1. The Corporation’s present name is Semtech Corporation, originally incorporated as American Semiconductor Corp.

2. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was December 19, 1960.

3. This Restated Certificate of Incorporation has been duly adopted pursuant to and in accordance with Section 245 of the General Corporation Law of the State of Delaware and restates and integrates and does not further amend the provisions of the Certificate of Incorporation of the Corporation as theretofore amended or supplemented, and there is no discrepancy between the provisions of the Certificate of Incorporation of the Corporation and the provisions of this Restated Certificate of Incorporation.

4. The Certificate of Incorporation of the Corporation is hereby restated so as to read in its entirety as follows:

FIRST: The name of the Corporation is SEMTECH CORPORATION.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite #400, in the City of Wilmington, County of New Castle, 19808 and the name of the Corporation’s registered agent at that address is United States Corporation Company.

THIRD: The nature of the business of the Corporation and the objects or purposes proposed to be transacted, promoted or carried on by it are:

To engage in and promote research, experimentation and development of any kind whatsoever in the field or science of solid state physics, electronics, semi-conductors, electricity, metallurgy, chemistry and any of the other arts or sciences; to furnish technical and advisory services and to engage in and carry on a general consultative and development business, including designing, planning, construction, repairing or engaging in any work upon any and all inventions, devices, improvements, machines, electrical or mechanical contrivances, tools, articles and things, or in the parts or accessories thereof or therefor; to develop or assist in the development of patents, inventions and improvements, either itself or for others, and to turn the same to account; to own, lease or otherwise acquire, use, or dispose of laboratories, plants, factories, or workshops, for experimental, manufacturing and development purposes; and to devise and improve upon inventions and mechanical or other devices of any and all kinds.

To design, develop, experiment with, manufacture or have manufactured, produce, assemble, buy, lease or otherwise acquire, own use, store, import, export, sell, lease or otherwise dispose of and generally to deal in and with (as contractor, subcontractor, principal, agent, commission merchant, broker, factor or any combination of the foregoing and at wholesale or retail or both) semi-conductors and transducers, and electronic devices and machines of all kinds.

To adopt, apply for, obtain, register, purchase, lease, take assignments and licenses in respect of or otherwise acquire, and to maintain, protect, hold, own, use, enjoy, control, exercise, develop, operate, introduce, turn to account, grant licenses or other rights in respect of, sell, assign, lease, mortgage, pledge or otherwise dispose of:

(a) any and all inventions, devices, formulae, processes and all improvements and modifications thereof;

(b) any and all letters patent, and/or applications therefor, of the United States or of any other country or government, and all rights connected therewith or appertaining thereto;

(c) any and all copyrights granted by the United States or by any other country or government:

(d) any and all trademarks, trade names, trade symbols, goodwill and other indications of origin or ownership granted by or recognized under the laws or decisions of the United States or of any other country or government.

To manufacture, buy, sell, deal in, and to engage in, conduct and carry on the business of manufacturing, buying, selling and dealing in goods, wares, and merchandise of every class and description necessary or useful for the operations of this Corporation.

To improve, manage, develop, sell, assign, transfer, lease, mortgage, pledge, or otherwise dispose of or turn to account or deal with all or any part of the property of the Corporation and from time to time to vary any investment or employment of capital of the Corporation.

To borrow money, and to make and issue notes, bonds, debentures, obligations and evidences of indebtedness of all kinds, whether secured by mortgage, pledge or otherwise, without limit as to amount, and to secure the same by mortgage, pledge or otherwise; and generally to make and perform agreements and contracts of every kind and description.

To the same extent as natural persons might or could do, to purchase or otherwise acquire and to hold, own, maintain, work, develop, sell, lease, exchange, hire, convey, mortgage or otherwise dispose of and deal in, lands and leaseholds, and any interest, estate and rights in real property, and any personal or mixed property, and any franchises, rights, licenses or privileges necessary, convenient or appropriate for any of the purposes herein expressed.

To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinbefore set forth, either alone or in association with other corporations, firms or individuals, and to do every other act or acts, thing or things incidental or appurtenant to or growing out of or connected with the aforesaid business or powers or any part or parts thereof, provided the same be not inconsistent with the laws under which this Corporation is organized.

To acquire by purchase, subscription or otherwise, and to hold for investment or otherwise and to use, sell, assign, transfer, mortgage, pledge or otherwise deal with or dispose of stocks, bonds or any other obligations or securities of any corporation or corporations; to merge or consolidate with any corporation in such manner as may be permitted by law; to aid in any manner any corporation whose stocks, bonds or other obligations are held or in any manner guaranteed by this Corporation, or in which this Corporation is in any way interested; and to do any other acts or things for the preservation, protection, improvement or enhancement of the value of any such stock, bonds or other obligations; and while owner of any such stock, bonds or other obligations to exercise all the rights, powers and privileges of ownership thereof, and to exercise any and all voting powers thereon; to guarantee the payment of dividends upon any stock, or the principal or interest or both, of any bonds or other obligations, and the performance of any contracts.

The business or purpose of the Corporation is from time to time to do any one or more of the acts and things hereinabove set forth, and it shall have power to conduct and carry on its said business, or any part thereof, and to have one or more offices, and to exercise any or all of its corporate powers and rights, in the State of Delaware, and in the various other states, territories, colonies and dependencies of the United States, in the District of Columbia, and in all or any foreign countries.

The enumeration herein of the objects and purposes of this Corporation shall be construed as powers as well as objects and purposes and shall not be deemed to exclude by inference any powers, objects or purposes which this Corporation is empowered to exercise, whether expressly by force of the laws of the State of Delaware now or hereafter in effect or impliedly by the reasonable construction of the said laws.

FOURTH: Number of Shares

(1) The Corporation is authorized to issue two classes of stock designated “Preferred Stock” and “Common Stock,” respectively. The total number of shares of Preferred Stock authorized to be issued is Ten Million (10,000,000) and each such share shall have a par value of one cent ($.01). The total number of shares of Common Stock authorized to be issued is Two Hundred Fifty Million (250,000,000) and each such share shall have a par value of one cent ($.01).

(2) The Shares of preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including, but not limited to the fixing or alteration of the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of the shares of that series, but not below the number of shares of any series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(3) The Designation, Preferences and Rights of Series X Junior Participating Preferred Stock is attached hereto as Exhibit A.

FIFTH: The minimum amount of capital with which the Corporation will commence business is one thousand dollars ($1,000.00).

SIXTH: The Corporation is to have perpetual existence.

SEVENTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

EIGHTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of this corporation and for further definition, limitation and regulation of the powers of this corporation and of its directors and stockholders:

(1) The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws, but shall not be less than three. Election of directors need not be by ballot unless the by-laws so provide.

(2) The Board of Directors shall have power

(a) Without the assent or vote of the stockholders, to make, alter, amend, change, add to, or repeal the by-laws of this Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon any part of the property of the Corporation provided it be less than substantially all; to determine the use and disposition of any surplus or net profits and to fix the times for the declaration and payment of dividends.

(b) To determine from time to time whether, and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

(3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders, as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

NINTH: No contract or other transaction between the Corporation and any other corporation shall be affected or invalidated by the fact that any one or more of the directors of this Corporation is or are interested in, or is a director or officer, or are directors or officers of such other corporation, and any director or directors, individually or jointly may be a party or parties to or may be interested in any contract or transaction of this Corporation or in which this Corporation is interested; and no contract, act or transaction of this Corporation with any person or persons, firm or association, shall be affected or invalidated by the fact that any director or directors of this Corporation is a party, or are parties to, or interested in, such contract, act or transaction, or in any way connected with such person or persons, firm or association, and each and every person who may become a director of this Corporation is hereby relieved from any liability that might otherwise exist from contracting with the Corporation for the benefit of himself or any firm or corporation in which he may be in any wise interested.

TENTH:

(1) to the fullest extent permitted by the Delaware General Corporation Law as it presently exists or may hereafter be amended, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither the amendment nor repeal of this Section (1), nor the adoption of any provision of the Certificate of Incorporation of the Corporation inconsistent with this Section (1), shall eliminate or reduce the effect of this Section (1) in respect of any act or omission of any director of the Corporation or any matter occurring, or any cause of action, suit or claim that, but for this Section (1), would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.

(2)(a) Each person who was or is made a party or is threatened to be made a party to or is involved in any claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or other (hereinafter a “proceeding”), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving in the course of such employment, or at the request of the Corporation, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said Law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes pursuant to the Employee Retirement Income Security Act of 1974, as amended, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. The right to indemnification conferred by this Section (2) shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors, administrators and other legal representatives; provided, however, that, except as provided in paragraph (b) of this Section (2), the Corporation shall indemnify any such person seeking indemnification in connection with such a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof), or the initiation thereof, was authorized or approved by the Corporation. The right to indemnification conferred by this Section (2) shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition in accordance with and to the fullest extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended; provided, however, that, if the Delaware General Corporation Law requires the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, payment shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise.

(2)(b) If a claim under paragraph (a) of this Section (2) is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the requirements of the Delaware General Corporation Law have been complied with by the claimant) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(2)(c) The rights conferred by this Section (2) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation of the Corporation, By- law, agreement, vote of stockholders or disinterested directors or otherwise.

(2)(d) The Corporation may maintain insurance, at its expense, to protect itself, its subsidiary and affiliated corporations, and any such director, officer, employee, representative, or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

ELEVENTH: No holder of stock of the Corporation shall be entitled as of right to purchase or subscribe for any part of any unissued stock of the Corporation or any additional stock to be issued by reason of any increase of the authorized capital stock of the Corporation of any class, or any bonds, certificates of indebtedness, debentures or other securities convertible into stock of the Corporation, but any such unissued stock or such additional authorized issue of new stock, or such securities convertible into stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations, and upon such terms as may be deemed advisable by the Board of Directors in the exercise of their discretion.

TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

EXHIBIT A

Section 1. Designation and Amount. The shares of such series shall be designated as “Series X Junior Participating Preferred Stock” (the “Series X Preferred Stock”) and the number of shares constituting such series shall be Two Million (2,000,000). Such number of shares of Series X Preferred Stock may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series X Preferred Stock to a number less than the number of shares of Series X Preferred Stock then outstanding plus the number of shares of Series X Preferred Stock reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible or exercisable into Series X Preferred Stock.

Section 2. Dividends and Distributions.

(A) Subject to the prior and superior rights of the holders of any shares of any series of preferred stock ranking prior and superior to the shares of Series X Preferred Stock with respect to dividends, the holders of shares of Series X Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends payable in cash in an amount per share (rounded to the nearest cent), subject to the provision for adjustment hereinafter set forth, equal to 100 (the “Dividend Factor”) times the aggregate per share amount of all cash dividends, and the Dividend Factor times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in shares of the Common Stock, par value $.01 per share, of the Corporation (the “Common Stock”) or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise)), declared on the Common Stock since the first issuance of any share or fraction of a share of Series X Preferred Stock. In the event the Corporation shall at any time after July 31, 1998 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Dividend Factor in the immediately preceding sentence shall be adjusted by multiplying the Dividend Factor by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series X Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series X Preferred Stock from the date of declaration of dividends on the Common Stock (other than a dividend payable in shares of Common Stock). Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series X Preferred Stock in an amount less than the total amount of such accrued dividends shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series X Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series X Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series X Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each case the number of votes per share to which holders of shares of Series X Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein or by law, the holders of shares of Series X Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) Except as otherwise provided herein or provided by law, the holders of shares of Series X Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever dividends or distributions payable on the Series X Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series X Preferred Stock outstanding shall have been paid in full, the Corporation shall not

(i) declare or pay dividends on, make any other distribution on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series X Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series X Preferred Stock, except dividends paid or distributions made ratably on the Series X Preferred Stock and all such stock ranking on a parity with respect to the particular dividend or distribution in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series X Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Series X Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series X Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series X Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series X Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series X Preferred Stock unless, prior thereto, the holders of shares of Series X Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series X Liquidation Preference”). Following the payment of the full amount of the Series X Liquidation Preference, no additional distributions shall be made to the holders of shares of Series X Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Stock Liquidation Amount”) equal to the quotient obtained by dividing (i) the Series X Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series X Liquidation Preference and the Common Stock Liquidation Amount in respect of all outstanding shares of Series X Preferred Stock and Common Stock, respectively, holders of Series X Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series X Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series X Preferred Stock, then such remaining assets shall be distributed ratably to the holders of the Series X Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

(C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares, (iv) reclassify the Common Stock or (v) effect a recapitalization of the Common Stock, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series X Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series X Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The shares of Series X Preferred Stock shall not be redeemable.

Section 9. Ranking. The Series X Preferred Stock shall rank junior to all other series of the Corporation’s preferred stock, if any, as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise. Nothing in this Certificate shall limit the power of the Board of Directors to create a new series of preferred stock ranking senior to the Series X Preferred Stock in any respect.

Section 10. Amendment. The Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series X Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series X Preferred Stock, voting separately as a class.

Section 11. Fractional Shares. Series X Preferred Stock may be issued in fractions of a share, which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series X Preferred Stock.